Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Table of Contents

1 - Statement of General Policy

2 - Definitions

3 - Standards of Business Conduct

4 - Prohibition Against Insider Trading

5 - Personal Securities Transactions

6 - Gifts and Entertainment

7 - Protecting the Confidentiality of Client Information

8 - Service as a Director

9 - Compliance Procedures

10 - Certification

11 - Records

12 - Reporting Violations and Sanctions

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Footprints Asset Management & Research and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).  This Code establishes rules of conduct for all employees of Footprints Asset Management & Research and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Footprints Asset Management & Research and its employees owe a fiduciary duty to Footprints Asset Management & Research's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Footprints Asset Management & Research continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Footprints Asset Management & Research and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Footprints Asset Management & Research has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Footprints Asset Management & Research and its employees are subject to the following specific fiduciary obligations when dealing with clients:

lThe duty to have a reasonable, independent basis for the investment advice provided;

lThe duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

lThe duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

lA duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Footprints Asset Management & Research expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Footprints Asset Management & Research.

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Footprints Asset Management & Research.

Footprints Asset Management & Research's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of CCO, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Footprints Asset Management & Research.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Footprints Asset Management & Research in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with CCO. CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

CCO will periodically report to senior management/board of directors of Footprints Asset Management & Research to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any separately managed account or limited partnership; or is involved in making securities recommendations to clients that are nonpublic.

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Footprints Asset Management & Research or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Footprints Asset Management & Research or a control affiliate acts as the investment adviser or principal underwriter for the fund.

“Supervised person” means directors, officers and partners of Footprints Asset Management & Research (or other persons occupying a similar status or performing similar functions); employees of Footprints Asset Management & Research; and any other person who provides advice on behalf of Footprints Asset Management & Research and is subject to Footprints Asset Management & Research's supervision and control.

Standards of Business Conduct

Footprints Asset Management & Research places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it's employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Footprints Asset Management & Research's access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Footprints Asset Management & Research or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Footprints Asset Management & Research to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Footprints Asset Management & Research may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Footprints Asset Management & Research and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Footprints Asset Management & Research), while in the possession of material, nonpublic information, nor may any personnel of Footprints Asset Management & Research communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Footprints Asset Management & Research's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Footprints Asset Management & Research (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

Report the information and proposed trade immediately to CCO.

Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

Do not communicate the information inside or outside the firm, other than to CCO.

After CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Footprints Asset Management & Research or other person subject to this Code

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Footprints Asset Management & Research must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of Footprints Asset Management & Research and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Footprints Asset Management & Research does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

CCO may place certain securities on a “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Restricted as of January 2012: WEGENER CORP (WGNR)

CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Footprints Asset Management & Research has adopted the following principles governing personal investment activities by Footprints Asset Management & Research's supervised persons:

The interests of client accounts will at all times be placed first;

All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for all personal security transaction

All access person shall acquire pre-approval of CCO to buy or sell any security within personal or family related accounts. Based on current client trading or potential client trading activity by portfolio manager, employees' trade request will be placed secondary to client trading activities.

Pre-Clearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Gifts (Including Charitable Contributions), Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Footprints Asset Management & Research has adopted the policies set forth below to guide access persons in this area.

General Policy

Footprints Asset Management & Research's policy with respect to gifts and entertainment is as follows:

Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Footprints Asset Management & Research, or that others might reasonably believe would influence those decisions;

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Footprints Asset Management & Research, including gifts and gratuities with value in excess of $100 per year must obtain consent from CCO before accepting such gift.

☐

Any access person who contributes, directly or indirectly, anything of value to any person or entity that does business with or on behalf of Footprints Asset Management & Research, including gifts, charitable contributions, and gratuities with value in excess of $100 per year must obtain consent from CCO before giving such gift.

This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Footprints Asset Management & Research.

This gift reporting requirement is for the purpose of helping Footprints Asset Management & Research monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult CCO.

Political Contributions by Investment Advisers (Pay to Play) Policy

Background:

Rule 206(4)-5 of the Advisers Act provides that an adviser who makes political contributions to an elected official who is in a position to influence the selection of the adviser to provide advisory services to a government entity will be barred for two years from providing advisory services for

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

compensation to that government entity. The rule applies to the adviser as well as certain executives and employees of the adviser.

Rule 206(4)-5 also prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the adviser, unless the solicitor or placement agent is a “regulated person” subject to prohibitions against engaging in pay-to-play practices.  Further, the rule prevents an adviser from coordinating or asking another person or political action committee (“PAC”) to make contributions to an elected official, candidate, or political party for purposes of influencing the selection of the adviser. Finally, the rule prohibits an adviser and certain of its executive officers and employees from engaging in pay-to-play conduct indirectly, such as by directing or funding contributions through third parties such as spouses, lawyers, or companies affiliated with the adviser, if that conduct would violate the rule if the adviser engaged in it directly.

Rule 206(4)-5 applies to any adviser registered or required to register with the SEC, as well as any adviser not registered in reliance on Section 203(b)(3) of the Advisers Act.

1.

Restrictions on Political Contributions. Rule 206(4)-5 makes it unlawful for an adviser to receive compensation for providing advisory services to a government entity for a two-year period after the adviser or any of its covered associates makes a political contribution to an elected official or candidate of a government entity that is in a position to directly or indirectly influence the hiring of the adviser or has the authority to appoint an person who could directly or indirectly influence the hiring of the adviser.

a.

The term “contribution” includes a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for federal, state or local office, including any payment of debt incurred in connection with an election.  A contribution also includes transition or inaugural expenses of the successful candidate for state or local office.  Transition or inaugural expenses of a successful candidate for federal office are not included in the definition. The SEC would not consider donations of time by an individual to be a contribution, provided the donation of time is not made at the adviser’s request and the adviser’s resources, such as office space and telephone are not used.

Any expenses incurred by an adviser in hosting a fundraising meeting or conference for a candidate or official would be a contribution by the

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

adviser, thereby triggering the two-year time-out on the adviser receiving compensation for providing advisory services to the government entity over which that official has influence.  Such expenses may include, but are not limited to, the cost of the facility, the cost of refreshments, any expenses paid for administrative staff or the payment or reimbursement of any of the government official’s expenses for the event. The de minimis exception discussed below would not be available with respect to these expenses because they would have been incurred by the firm, not by a natural person.

b.

An “official” is defined in the rule to mean any person (including the campaign committee for that person) who, at the time of the contribution, was an incumbent, candidate or successful candidate for elective office of a government entity, if the office is directly or indirectly responsible for or can influence the hiring of an adviser by a governmental entity or has the authority to appoint any person who is directly or indirectly responsible for or can influence the hiring of an adviser by a governmental entity. An incumbent state or local official running for a federal office would continue to be an “official” under the rule not because of the office he is running for, but because of the office he currently holds.

c.

Under the rule, “covered associates” include the adviser’s general partners, managing members, executive officers, or other individuals with similar status or function.  The term also includes any employee who solicits a government entity for the adviser and any person who directly or indirectly supervises that employee.  Finally, the term also includes any PAC controlled by the adviser or any of its covered associates.  An adviser and its covered employees are considered to control a PAC if each has the ability to direct or cause the direction of the governance or operation of the PAC.

d.

The term “executive officers” includes:  (i) the adviser’s president; (ii) any vice president in charge of a principal business unit, division or function; (iii) any other officer of the adviser who performs a policy-making function; and (iv) a person who performs similar policy-making functions for the adviser. Whether an individual is an executive officer depends on his function not title. Contributions by non-executive employees (other than those who solicit government entities) would not trigger the rule, unless the adviser or any of its covered associates used the person to indirectly make a contribution.

e.

Two Year Timeout.  Advisers making contributions covered by the rule

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

would not be prohibited from providing advisory services after triggering the two-year “timeout,” but would be prohibited from receiving compensation for providing advisory services during that time.  The two-year time-out begins to run once the contribution is made and not when the contribution is discovered by the adviser or the SEC examination staff. An adviser’s fiduciary duties may obligate it to continue to provide advisory services without compensation for a reasonable period of time after the two-year time-out is triggered.

Under the rule, the two-year time-out continues to apply to an advisory firm after the covered associate who made the triggering contribution has left the firm. In addition, the two-year time-out applies to any new advisory firm that, within two years after the contribution was made, employs a person who made the contribution.  However, the two-year time-out will not be applicable to a covered associate’s new advisory firm if the contribution that would normally trigger the time-out is made more than six months prior to the individual becoming a covered associate of the new firm, unless the person, after becoming a covered associate, solicits clients.

f.

Exceptions.  Rule 206(4)-5(b)(1) permits contemplates two exceptions to the two-year time-out applicable to contributions made by covered associates.

(1)

De Minimis Exception.  Each covered associate, if a natural person, may make an aggregate contribution without triggering the two-year time-out of up to $350 to an elected official or candidate for whom the covered associate is entitled to vote and up to $150 per election to an elected official for whom the individual is not entitled to vote.  The $350 limit applies per covered employee and is not an aggregate limit for all of an adviser’s covered associates.

(2)

Returned Contributions.  This exception is available to contributions by a covered associate, if a natural person, that in the aggregate do not exceed $350 per official, per election.  In order to qualify for this exception, the adviser must have discovered the contribution within four months of the date the contribution was made and, within 60 calendar days of learning of the contribution, must cause the contribution to be returned to the contributor.  An adviser with more than 50 employees may rely on this exception three times in any calendar year, while advisers with 50 or fewer employees may rely on this exception no more than

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

twice in a calendar year. No adviser may rely on the exception more than once with respect to the same covered associate, regardless of the time period.

Both of these exceptions are applicable only to contributions made by natural persons, not to contributions made by the advisory firm.

2.

Prohibition on the Use of Third-Party Solicitors. Rule 206(4)-5(a)(2)(i) makes it unlawful for an adviser subject to the rule and its covered associates to make or agree to make payments to any third-party solicitor or placement agent, directly or indirectly, to solicit a government entity for advisory business, unless the solicitor or placement agent is a “regulated person” subject to prohibitions against engaging in pay-to-play practices.

a.

A “regulated person” is a registered investment adviser or broker/dealer who is in compliance with applicable pay-to-play regulations.  An adviser must immediately cease compensating a solicitor who no longer meets the definition of a “regulated person.”  Advisers compensating other advisers who qualify as regulated persons for soliciting government entities must adopt policies and procedures reasonably designed to prevent a violation of the rule.

b.

The rule defines “payment” to mean any gift, subscription, loan, advance, deposit of money, or anything of value, and would include payments to pension consultants for performing various services, such as sponsoring conferences, if those services are intended to obtain government clients.  Unlike the definition of “contribution,” the definition of “payment” does not include the limiting language relating to the purposes for which the money is given.

The rule applies only to third-party solicitors who solicit government entities for advisory services. The prohibition does not apply to the solicitation activities of the adviser’s employees, general partners, managing members, executive officers, or other individuals with similar status or functions.  A violation of this section of the rule does not trigger the two-year ban on compensation, but would be a violation of the rule.

3.

Ban on Solicitation or Coordination of Contributions. Rule 206(4)-5(a)(2)(ii) makes it unlawful for an adviser subject to the rule and its covered associates to coordinate or solicit any person or PAC to make contributions to an official of a government entity to which the adviser is providing or seeking to provide investment advisory services, or to make

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

payments to a political party of a state or locality where the adviser is providing or seeking to provide investment advisory services to a government entity.

a.

The SEC declined to draw a bright line on what activities involve coordination or solicitation of a contribution, stating that whether a particular activity involves coordination or solicitation of a contribution or payment for purposes of the rule will depend on the facts and circumstances.  However, the SEC did note in the adopting release that an adviser who consents to the use of its name on fundraising literature for a candidate would be soliciting contributions for that candidate.  Similarly, an adviser who sponsors a meeting or conference that features a government official as an attendee or guest speaker and that involves fundraising for the government official would be soliciting contributions for that official.

b.

An adviser is deemed to be “seeking to provide” advisory services to a government entity when it responds to a request for proposal, communicates with a government entity regarding that entity’s formal selection process for advisers, or engages in some other solicitation of investment advisory business of the government entity.  A violation of this section of the rule would not trigger the two-year ban on compensation, but would be a violation of the rule.

4.

Prohibition on Certain Indirect Activities. To ensure that advisers and government officials do not structure pay-to-play arrangements in a way that attempts to evade the prohibitions of the rule, the rule includes a provision that makes it unlawful for an adviser or any of its covered associates to do anything indirectly that, if done directly, would result in a violation of the rule. As a result, an adviser and its covered associates may not funnel payments through third parties, including, for example, consultants, attorneys, family members, friends, or companies affiliated with the adviser as a means to circumvent the rule.

5.

Application to Covered Investment Pools. An adviser to certain pooled investment vehicles in which a government entity invests or is solicited to invest, is treated as though the adviser were providing or seeking to provide investment advisory services directly to the government entity.  Thus, a political contribution to a government official that would, under the rule, trigger the two-year time-out from providing advice for compensation to the government entity would also trigger a two-year time-out from the receipt of compensation for the management of those assets through a covered investment pool.  Covered investment

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pools include registered investment companies, hedge funds, private equity funds, and collective investment trusts.

a.

The term “covered investment pool” include any investment company registered under the 1940 Act that is an investment option of a plan or program of a government entity.  A “plan or program of a government entity” is defined to mean a participant directed plan established by a state or political subdivision, including 529 plans, 403(b) plans, 457 plans, or any similar plan or program.

b.

The term “covered investment pool” also includes any company that would be an investment company under Section 3(a) of the 1940 Act but for the exclusions provided by Sections 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act.

If a government entity is an investor in a covered investment pool at the time a contribution triggering a two-year time-out is made, the adviser must forgo any compensation related to the assets invested or committed by that government entity.

6.

Sub-advisers.  By the terms of the rule, if an adviser or sub-adviser makes a contribution that triggers the two-year time-out, the sub-adviser or adviser, as applicable, that did not make the triggering contribution could continue to receive compensation from the government entity, unless the arrangement were a means to do indirectly what the adviser or sub-adviser could not do directly under the rule.  Advisers to underlying funds in a fund-of-funds arrangement are not required to look through the investing fund to determine whether a government entity is an investor in the investing fund unless the investment was made in that manner as a means for the adviser to do indirectly what it could not do directly under the rule.

7.

SEC Exemptions.  Rule 206(4)-5 contains a provision authorizing the SEC to exempt advisers from the time-out requirements where the adviser discovers the contributions that trigger the compensation ban only after they have been made or when the imposition of the prohibitions is unnecessary to achieve the rule’s intended purpose.  Rule 206(4)-5(e) lists the factors to be considered by the SEC in determining whether to grant an exemption.  An adviser seeking an exemption could place into an escrow account any advisory fees earned between the date of the contribution triggering the prohibition and the date on which the SEC determines whether to grant an exemption.  The escrow account would be payable to the adviser if the SEC grants the exemption.  If the

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Investment Adviser Code of Ethics

2012

SEC does not grant the exemption, the fees contained in the account would be returned to the government entity client.

8.

Recordkeeping Requirements.  Rule 204-2 under the Advisers Act requires an adviser who is registered or required to be registered with the SEC to make and keep records of contributions made by the adviser and covered associates to government officials and candidates, payments to state or local political parties and PACs, and the names of regulated persons the adviser pays for solicitation services.  The amendments only require advisers to make and keep records of their covered associates, and their own and their covered associates’ contributions, if they provide advisory services to a government client.  However, an adviser who does not maintain these records because it currently does not have any government entity clients risks violating Rule 206(4)-5 and subjecting itself to the two-year time-out if it ultimately obtains a government entity client.

The records of contributions and payments are required to be in chronological order and indicate the name and title of the contributor, the name and title of the recipient, the amount and date of each contribution or payment, and whether the contribution or payment was subject to an exception provided by the rule. The records would need to be maintained for five years, the first two in the office of the investment adviser.

Procedures:

1.

Prior to commencement of employment, all new covered associates must disclose in writing all political contributions to elected officials or candidates for office made within the last 24 months.  The disclosure shall include:

a.

The name of the elected official or candidate;

b.

The name of the elected office held by the official or sought by the candidate;

c.

The date of the contribution; and

d.

The amount contributed.

2.

All covered associates must obtain pre-clearance before contributing the following to an elected official or candidate for office:

Footprints Asset Management & Research

Investment Adviser Code of Ethics

2012

a.

Gifts;

b.

Subscriptions;

c.

Loans, advances, or deposits of money;

d.

Payment of debt incurred in connection with an election;

e.

Transition or inaugural expenses; or

f.

Anything of value made for the purpose of influencing an election for federal, state, or local office.

3.

All covered associates must obtain pre-clearance before donating time to the election campaign of an elected official or candidate for elected office.

4.

Covered associates must obtain pre-clearance before hosting a fundraising meeting or conference for a candidate or official, or volunteering to bear expenses associated with such fundraising meeting or conference.

5.

On an annual basis, all covered associates must disclose in writing all political contributions to elected officials or candidates for office and volunteer in connection with the campaigns of such elected officials or candidates for office made within the last 24 months.

6.

If the Advisers discovers a political contributions made in violation of Rule 206(4)-5 for which an exception is not available:

a.

If assets of the government entity are managed in a separate account, the Adviser shall:

(1)

Return all compensation promptly upon discovering the triggering contribution; and

(2)

waive the advisory fee or terminate the contract with the governmental entity.

b.

If the government entity is invested in a private pool, the Adviser shall:

(1)

cause the pool to redeem the investment of the government entity; or

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(2)

waive or rebate the portion of its fees or any performance allocation or carried interest attributable to assets of the government client.

c.

If the government entity is invested in a registered investment company, the Adviser shall:

(1)

waive its advisory fee for the fund as a whole in an amount approximately equal to fees attributable to the government entity; or

(2)

rebate the government entities portion of the advisory fee to the fund as a whole.

Responsible Party:  Chief Compliance Officer

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Footprints Asset Management & Research, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Footprints Asset Management & Research to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Footprints Asset Management & Research's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Footprints Asset Management & Research's clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Footprints Asset Management & Research does not share Confidential Client Information with any third parties, except in the following circumstances:

As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Footprints Asset Management & Research will require that any financial intermediary, agent or other service provider utilized by Footprints Asset Management & Research (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and

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protection of Confidential Client Information and use the information provided by Footprints Asset Management & Research only for the performance of the specific service requested by Footprints Asset Management & Research;

As required by regulatory authorities or law enforcement officials who have jurisdiction over Footprints Asset Management & Research, or as otherwise required by any applicable law. In the event Footprints Asset Management & Research is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Footprints Asset Management & Research shall disclose only such information, and only in such detail, as is legally required;

To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Footprints Asset Management & Research, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver Footprints Asset Management & Research's services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Footprints Asset Management & Research, must return all such documents to Footprints Asset Management & Research.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Footprints Asset Management & Research enforces the following policies and procedures to protect the security of Confidential Client Information:

The firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Footprints Asset Management & Research's services to clients;

Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

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All electronic, including smart phones synched to FAMR’s CRM, or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Footprints Asset Management & Research and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Footprints Asset Management & Research has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

CCO is responsible for reviewing, maintaining and enforcing Footprints Asset Management & Research's confidentiality and privacy policies and CO is responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of CCO.

Service as a Director

No access person shall serve on the board of directors of any publicly traded company without prior authorization by CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Footprints Asset Management & Research's clients. Where board service is approved Footprints Asset Management & Research shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities. At a minimum, the stock will be added to the Restricted Stock List, effective date of service on Board of Directors.

Compliance Procedures Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to CCO which must contain the information described below.

1. Initial Holdings Report

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Investment Adviser Code of Ethics

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Every access person shall, no later than thirty (30) days after the person becomes an access person, file an initial holdings report containing the following information:

The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

 The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

 The date that the report is submitted by the access person. The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

☐

Employee shall add Footprints Asset Management & Research, Inc. as an Interested Party to all investment accounts held outside of our custodians, so that FAMR will receive all confirms and statements directly from custodians.

2. Annual Holdings Report

Every access person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

 The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

 The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

 The price of the reportable security at which the transaction was effected;

 The name of the broker, dealer or bank with or through whom the transaction was effected; and

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lThe date the report is submitted by the access person.

4. Exempt Transactions An access person need not submit a report with respect to:

l Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

Transactions effected pursuant to an automatic investment plan;

A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Footprints Asset Management & Research holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

 Any transaction or holding report if Footprints Asset Management & Research has only one access person, so long as the firm maintains records of the information otherwise required to be reported

5. Monitoring and Review of Personal Securities Transactions

CCO or a designee will monitor and review all reports required under the Code for compliance with Footprints Asset Management & Research's policies regarding personal securities transactions and applicable SEC rules and regulations. CCO may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Footprints Asset Management & Research. Any transactions for any accounts of CCO will be reviewed and approved by a board member. CCO shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

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All supervised persons must annually certify in writing to CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

CCO shall maintain and cause to be maintained in a readily accessible place the following records:

A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

A record of any violation of Footprints Asset Management & Research's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Footprints Asset Management & Research;

A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

A list of all persons who are, or within the preceding five years have been, access persons;

A record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or CO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CO shall promptly report to CCO all apparent material violations of the Code. The CO will conduct an investigation and determine if fraud, deceit, or a manipulative practice in deed occurred in violation of Section 206 of the Advisers

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Act. The CO will submit a written memorandum of such findings to CCO. Appropriate sactions, if any, will be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.